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                                                           EXHIBIT 23.7

                  CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        We hereby consent to the use of our name in the Goodrich Petroleum Corporation Joint Proxy Statement/Prospectus constituting a part of this Registration Statement (i) under the caption "Experts," (ii) under the caption "Business and Properties of La/Cal -- Oil and Natural Gas Reserves," as well as the inclusion of our report to the Company dated March 30, 1995 under the caption described in clause (ii) above and as an Appendix to the Joint Proxy Statement/Prospectus.

                                              Very truly yours,

                                              /s/ ROBERT McGOWEN
                                              COUTRET & ASSOCIATES, INC.
                                              PETROLEUM ENGINEERS

Houston, Texas
April 13, 1995